Exhibit 10.13

DIRECTOR INDEMNIFICATION AGREEMENT

This Director Indemnification Agreement, dated as of December             , 2014 (this “Agreement”), is made by and between Restaurant Brands International Inc., a corporation incorporated under the laws of Canada (the “Corporation”), and              (“Indemnitee”).

RECITALS

A. Section 102 of the Canada Business Corporations Act (the “Act”) provides, among other things, that the directors shall manage, or supervise the management of, the business and affairs of a corporation.

B. Pursuant to Section 122 of the Act, directors act as fiduciaries of a corporation.

C. Thus, it is critically important to the Corporation and its shareholders that the Corporation be able to attract and retain the most capable persons reasonably available to serve as directors of the Corporation.

D. In recognition of the need for a corporation to be able to induce capable and responsible persons to accept positions in corporate management, the Act authorizes (and in some instances requires) a corporation to indemnify its directors and officers, and further authorizes a corporation to purchase and maintain insurance for the benefit of its directors and officers.

E. Canadian courts have recognized that indemnification by a corporation serves the dual policies of (i) allowing corporate officials to resist unjustified lawsuits, secure in the knowledge that, if vindicated, the corporation will bear the expense of litigation, and (ii) encouraging capable women and men to serve as corporate directors and officers, secure in the knowledge that the corporation will absorb the costs of defending their honesty and integrity.

F. Indemnitee is, or will be, a director of the Corporation and his or her willingness to serve in such capacity is predicated, in substantial part, upon the Corporation’s willingness to indemnify him or her in accordance with the principles reflected above, to the fullest extent permitted by applicable laws, and upon the other undertakings set forth in this Agreement.

G. Therefore, in recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s service as a director of the Corporation and to enhance Indemnitee’s ability to serve the Corporation in an effective manner, and in order to provide such protection pursuant to express contractual rights (intended to be enforceable irrespective of, among other things, any amendment to the Corporation’s articles of incorporation or by-laws (collectively, the “Constating Documents”), any change in the composition of the Corporation’s Board of Directors (the “Board”) or any change in control or other business combination transaction relating to the Corporation), the Corporation wishes to provide in this Agreement for the indemnification of and the advancement of Expenses to Indemnitee as set forth in this Agreement and for the continued coverage of Indemnitee under the Corporation’s directors’ and officers’ liability insurance policies.

H. In light of the considerations referred to in the preceding recitals, it is the Corporation’s intention and desire that the provisions of this Agreement be construed liberally, subject to their express terms, to maximize the protections to be provided to Indemnitee hereunder.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Change in Control” is deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:

(i) any Person (other than the Corporation, its Affiliates (as defined in the Rule 12b-2 promulgated under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or an employee benefit plan or trust maintained by the Corporation or its Affiliates, or any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of common shares of the Corporation) becoming the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Corporation’s then outstanding securities (excluding any Person who becomes such a Beneficial Owner (x) in connection with a transaction described in clause (A) of paragraph (iii) below or (y) in connection with a distribution to them in their capacity as a member or partner (whether general or limited partners) in 3G Special Situation Fund, L.P., a limited partnership formed under the laws of the Cayman Islands; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of the arrangement of Tim Hortons Inc. under Section 192 of the Act (the “Effective Date”) in accordance with the Arrangement Agreement and Plan of Merger dated as of August 26, 2014 among Burger King Worldwide, Inc. (Delaware), the Corporation, Restaurant Brands International Limited Partnership (f/k/a New Red Canada Limited Partnership), Blue Merger Sub, Inc., 8997900 Canada Inc. and Tim Hortons Inc. (including the Schedules attached thereto), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Corporation as such terms are used in Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) the consummation of (A) a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than a merger, consolidation, amalgamation or arrangement which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 20% of the combined voting power or the total fair market value of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation, amalgamation or arrangement; provided, however, that a merger, consolidation, amalgamation or arrangement effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities shall not constitute a Change in Control of the Corporation; or

(iv) a complete liquidation or dissolution of the Corporation or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation; other than such liquidation, sale or disposition to a Person or Persons who Beneficially Own, directly or indirectly, more than 20% of the combined voting power of the outstanding voting securities of the Corporation at the time of the sale.

Notwithstanding the foregoing, no “Change in Control” is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

(b) “Claim” means (i) any threatened, asserted, pending, ongoing or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, provincial, state or other law; and (ii) any inquiry or investigation, whether made, instituted or conducted, by the Corporation or any other Person, including any federal, provincial, state or other governmental agency, that Indemnitee determines might lead to the institution of any such claim, demand, action, suit or proceeding. For the avoidance of doubt, subject to applicable laws, the Corporation intends indemnity to be provided hereunder in respect of acts or failure to act prior to, on or after the date hereof.

(c) “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, that is directly or indirectly controlled by the Corporation. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract or otherwise; provided that direct or indirect Beneficial Ownership of common shares or other interests in an entity or enterprise entitling the holder to cast 15% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.

(d) “Disinterested Director” means a director of the Corporation who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(e) “Expenses” means all costs and expenses (including reasonable attorneys’ and experts’ fees and expenses) paid or payable in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

(f) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from the following:

(i) any actual, alleged or suspected act or failure to act by Indemnitee in his or her capacity as a director or officer of the Corporation or as a director or officer (or individual serving in a similar capacity) of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Corporation;

(ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Corporation or any other entity or enterprise referred to in clause (i) of this sentence; or

(iii) Indemnitee’s status as a current or former director or officer of the Corporation or as a current or former director or officer (or individual serving in a similar capacity) of any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status.

In addition to any service at the actual request of the Corporation, for purposes of this Agreement, Indemnitee shall be deemed to be serving or to have served at the request of the Corporation as a director or officer (or individual serving in a similar capacity) of another entity or enterprise if Indemnitee is or was serving as a director or officer (or individual serving in a similar capacity) of such entity or enterprise and (A) such entity or enterprise is or at the time of such service was a Controlled Affiliate, (B) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Corporation or a Controlled Affiliate, or (C) the Corporation or a Controlled Affiliate (by action of the Board, any committee thereof or the Corporation’s Chief Executive Officer (“CEO”) (other than as to the CEO, by him or herself)) caused or authorized Indemnitee to be nominated, elected, appointed, designated, engaged or selected to serve in such capacity.

(g) “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from Indemnitee being, or being threatened to be made, a party to, or a participant in, any Indemnifiable Claim; provided, however, that Indemnifiable Losses shall not include Losses incurred by Indemnitee in respect of any Indemnifiable Claim (or any matter or issue therein) as to which Indemnitee shall have been adjudged liable to the Corporation, unless and only to the extent that the court in which such Indemnifiable Claim was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Losses as the court shall deem proper.

(h) “Independent Counsel” means a law firm, or a member of a law firm, selected in accordance with Section 7(e), that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Corporation (or any subsidiary of the Corporation) or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other) and amounts paid or payable in settlement, including all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing.

(j) “Person” means any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(k) “Standard of Conduct” means the standard for conduct by Indemnitee that is a condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of or resulting from an Indemnifiable Claim. The Standard of Conduct is (i) that Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which Indemnitee acted as director or officer (or in a similar capacity) at the Corporation’s request or deemed request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, Indemnitee had reasonable grounds for believing that his or her conduct was lawful.

2. Indemnification Obligation. Subject only to Section 7 and to the proviso in this Section, the Corporation shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted or required by applicable laws in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that, except as provided in Sections 4 and 20, the Constating Documents, or otherwise as required by applicable laws, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee against the Corporation or any director or officer of the Corporation unless the Corporation has joined in or consented to the initiation of such Claim. The Corporation acknowledges that the foregoing obligation is substantially broader than that now required by applicable laws and the Constating Documents and intends that it be interpreted consistently with this Section and the recitals to this Agreement.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Corporation prior to the final disposition of any Indemnifiable Claim of any and all Expenses relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Indemnitee or which Indemnitee determines in good faith are reasonably likely to be paid or incurred by Indemnitee and as to which Indemnitee’s counsel provides supporting documentation; provided, however, that Indemnitee shall repay, without interest, any such amount of Expenses (or portion thereof) actually advanced to Indemnitee in respect of which it shall have been determined, following the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim, or otherwise in accordance with Section 7, that Indemnitee is not entitled to indemnification hereunder.

Without limiting the generality or effect of any other provision hereof, Indemnitee’s right to such advancement is not subject to any prior determination that Indemnitee has satisfied the Standard of Conduct. Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee that is accompanied by supporting documentation for specific Expenses to be reimbursed or advanced, the Corporation shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses.

In connection with any such payment, advancement or reimbursement, at the request of the Corporation, Indemnitee shall execute and deliver to the Corporation an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s ability to repay the Expenses, by or on behalf of the Indemnitee, to repay any amounts paid, advanced or reimbursed by the Corporation in respect of Expenses relating to, arising out of or resulting from any Indemnifiable Claim in respect of which it shall have been determined, following the final disposition of such Indemnifiable Claim and in accordance with Section 7, that Indemnitee is not entitled to indemnification hereunder.

4. Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Corporation shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request accompanied by supporting documentation for specific Expenses to be reimbursed or advanced, any and all Expenses paid or incurred by Indemnitee or which Indemnitee determines in good faith are reasonably likely to be paid or incurred by Indemnitee in connection with any Claim made, instituted or conducted by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Corporation under any provision of this Agreement, or under any other agreement or provision of the Constating Documents now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Corporation; provided, however, that Indemnitee shall repay, without interest, any such reimbursement or advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related or otherwise in respect of which it shall have been determined, following the final disposition of such Claim and in accordance with Section 7, that Indemnitee is not entitled to indemnification hereunder.

5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of any Indemnifiable Loss but not for all of the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Corporation a written request therefor, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Corporation has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Corporation shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies.

The Corporation shall provide to Indemnitee a copy of such notice delivered to the applicable insurers and, upon Indemnitee’s request, copies of all subsequent correspondence between the Corporation and such insurers regarding the Indemnifiable Claim or Indemnifiable Loss, in each case substantially concurrently with the delivery thereof by the Corporation.

The failure by Indemnitee to timely notify the Corporation of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Corporation from any liability hereunder unless, and only to the extent that, the Corporation did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.

7. Determination of Right to Indemnification.

(a) The Corporation shall not indemnify Indemnitee pursuant to this Agreement unless Indemnitee has satisfied the Standard of Conduct; provided, however, that Indemnitee’s right to advancement under Section 3 shall not be subject to any prior determination that Indemnitee has satisfied the Standard of Conduct.

(b) Any determination of whether Indemnitee has satisfied the Standard of Conduct (a “Standard of Conduct Determination”) shall be made as follows:

(i) if a Change in Control shall not have occurred, or if a Change in Control shall have occurred but Indemnitee shall have requested that the Standard of Conduct Determination be made pursuant to this clause (i), (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, or (C) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so direct, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and

(ii) if a Change in Control shall have occurred and Indemnitee shall not have requested that the Standard of Conduct Determination be made pursuant to clause (i), by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

Indemnitee shall cooperate with reasonable requests of the individual or firm making such Standard of Conduct Determination, including providing to such Person documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination without incurring any unreimbursed cost in connection therewith. The Corporation shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within five business days of such request accompanied by supporting documentation for specific costs and expenses to be reimbursed or advanced, any and all costs and expenses (including attorneys’ and experts’ fees and expenses) incurred by Indemnitee in so cooperating with the Person making such Standard of Conduct Determination; provided, however, that Indemnitee shall repay, without interest, any such reimbursement or advance of costs and expenses (or portion thereof) in respect of which it shall have been determined, following the final disposition of the Indemnifiable Claim to which the reimbursement or advance related and in accordance with this Section, that Indemnitee is not entitled to indemnification hereunder.

(c) The Corporation shall use its reasonable efforts to cause any Standard of Conduct Determination required under Section 7(b) to be made as promptly as practicable.

(d) If Indemnitee has been determined pursuant to Section 7(b) to have satisfied the Standard of Conduct, then the Corporation shall pay to Indemnitee, within five business days after the later of (x) receipt by the Corporation of written notice from Indemnitee advising the Corporation of the final disposition of the applicable Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted and (y) the earliest date on which the applicable criterion specified above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses.

(e) If a Standard of Conduct Determination is required to be, but has not been, made by Independent Counsel pursuant to Section 7(b)(i), the Independent Counsel shall be selected by the Board or a Board Committee, and the Corporation shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is required to be, or to have been, made by Independent Counsel pursuant to Section 7(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Corporation advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Corporation, as applicable, may, within five business days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(h), and the objection shall set forth with particularity the factual basis of such assertion.

Absent a proper and timely objection, the Person so selected shall act as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the non- objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections.

If no Independent Counsel that is permitted under the foregoing provisions of this Section 7(e) to make the Standard of Conduct Determination shall have been selected within 30 calendar days after the Corporation gives its initial notice pursuant to the first sentence of this Section 7(e) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 7(e), as the case may be, either the Corporation or Indemnitee may apply to court for resolution of any objection which shall have been made by the Corporation or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person or firm selected by the court or by such other person as the court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Corporation shall pay all of the actual and reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 7(b).

8. Presumption of Entitlement. Notwithstanding any other provision hereof, in making any Standard of Conduct Determination, the person or firm making such determination shall presume that Indemnitee has satisfied the Standard of Conduct, and the Corporation may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Indemnitee may apply to court to challenge any Standard of Conduct Determination that is adverse to Indemnitee. No determination by the Corporation (including by its directors or any Independent Counsel) that Indemnitee has not satisfied any Standard of Conduct shall be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Corporation hereunder or create a presumption that Indemnitee has not met the Standard of Conduct.

9. No Other Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction will not create a presumption that Indemnitee did not meet the Standard of Conduct or that indemnification hereunder is otherwise not permitted.

10. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constating Documents, or the substantive laws of the Corporation’s jurisdiction of incorporation, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will without further action be deemed to have such greater right hereunder, and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Corporation may not, without the consent of Indemnitee, adopt any amendment to any of the Constating Documents the effect of which would be to deny, diminish or encumber Indemnitee’s right to indemnification under this Agreement or any Other Indemnity Provision.

11. Liability Insurance and Funding. For the duration of Indemnitee’s service as a director and/or officer of the Corporation, the Corporation shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for Indemnitee that is reasonable in scope and amount to those provided by similarly situated companies. Upon request, the Corporation shall provide Indemnitee or his or her counsel with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials. In all policies of directors’ and officers’ liability insurance obtained by the Corporation, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Corporation’s directors and officers most favorably insured by such policy.

Notwithstanding the foregoing, (i) the Corporation may, but shall not be required to, create a trust fund, grant a security interest or use other means, including a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement and (ii) in renewing or seeking to renew any insurance hereunder, the Corporation will not be required to expend more than 1.5 times the premium amount of the immediately preceding policy period (equitably adjusted if necessary to reflect differences in policy periods).

12. Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other Persons (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f). Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Corporation).

13. No Duplication of Payments. The Corporation shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise already actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constating Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f)) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

14. Defense of Claims. Subject to the provisions of applicable policies of directors’ and officers’ liability insurance, the Corporation shall be entitled to participate in the defense of any Indemnifiable Claim or to assume or lead the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Corporation’s expense; provided that if Indemnitee determines, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Corporation to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Corporation and Indemnitee and Indemnitee shall conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Corporation, (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, or (d) Indemnitee has interests in the claim or underlying subject matter that are different from or in addition to those of other Persons against whom the Claim has been made or might reasonably be expected to be made, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim for all indemnitees in Indemnitee’s circumstances) and the full amount of any reasonable fees and expenses incurred by Indemnitee in connection with retaining such separate counsel and assuming its own defense of such Indemnifiable Claim shall be an Indemnifiable Loss subject to the provisions of this Agreement.

The Corporation shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Corporation’s prior written consent. The Corporation shall not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Corporation nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

15. Successors, Binding Agreement and Survival.

(a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including any Person acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by consolidation, amalgamation, arrangement, merger, reorganization or otherwise (and such successor will thereafter be deemed the “Corporation” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Corporation.

(b) This Agreement shall inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 15(a) and 15(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 15(c), the Corporation shall have no liability to pay any amount so attempted to be assigned or transferred.

(d) For the avoidance of doubt, this Agreement shall survive and continue even though Indemnitee may have terminated his or her service as a director or officer of the Corporation or as a director or officer (or individual serving in a similar capacity) of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Corporation.

16. Notices. For all purposes of this Agreement, all communications, including notices, consents, requests or approvals, required or permitted to be given hereunder must be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Corporation (to the attention of the [Secretary] of the Corporation) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

17. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Corporation and Indemnitee each hereby irrevocably consent to the non-exclusive jurisdiction of the courts of the Province of Ontario for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement, waive all procedural objections to suit in that jurisdiction, including objections as to venue or inconvenience and agree that service in any such action may be made by notice given in accordance with Section 16.

18. Validity. If any provision of this Agreement or the application of any provision hereof to any Person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other Person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable or otherwise illegal as contemplated by the immediately preceding sentence, the parties thereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable or otherwise illegal.

19. Miscellaneous. No provision of this Agreement may be waived, modified or amended unless such waiver, modification or amendment is agreed to in writing signed by Indemnitee and the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

20. Legal Fees and Expenses. It is the intent of the Corporation that, to the extent permitted by applicable laws, Indemnitee not be required to incur legal fees and or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should reasonably appear to Indemnitee that the Corporation has failed to comply with any of its obligations under this Agreement or in the event that the Corporation or any other Person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to improperly deny, or to improperly recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Corporation irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Corporation as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including the initiation or defense of any litigation or other action or proceeding, whether by or against the Corporation or any director, officer, shareholder or other Person affiliated with the Corporation, in any jurisdiction. Without limiting the generality or effect of any other provision hereof, the Corporation will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses actually and reasonably incurred by Indemnitee in connection with any of the foregoing; provided, however, that Indemnitee shall reimburse the Corporation for any such fees and expenses (or portion thereof) in respect of which it shall have been determined, following the final disposition of any litigation or other action or proceeding to which such fees and expenses related and in accordance with Section 7, that Indemnitee is not entitled to indemnification hereunder (as if such fees and expenses had been advanced to Indemnitee in accordance with Section 4).

21. Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (i) “it” or “its” or words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Annex or Exhibit of or to this Agreement, (v) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (vi) the word “or” is disjunctive but not exclusive. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used herein, “business day” means any day other than Saturday, Sunday or a national holiday.

22. Entire Agreement. This Agreement and the Constating Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Any prior agreements or understandings between the parties hereto with respect to indemnification are hereby terminated and of no further force or effect.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Indemnitee has executed and the Corporation has caused its duly authorized representative to execute this Agreement as of the date first above written.

RESTAURANT BRANDS INTERNATIONAL INC.

By:
Name:
Title:

INDEMNITEE

By:
Name:

Address:

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